Exhibit 99.1

S E L E C TM E D I C A LH O L D I N G SC O R P O R A T I O N A year of resilience 220 A N N U A LR E P O R T

2SELECT MEDICALI M PROVING QUAL I TY OF LIFE

AT R I B U T ET OO U RF R O N T L I N E H E A L T HC A R EP R O F E S S I O N A L S 2 0 2 0 A N N U A L R E P O R T3

D E A RS T O C K H O L D E R As a Company, we faced incredibly challenging times in 2020 as the coronavirus pandemic took hold in the communities we serve. Yet, we are stronger than ever as our colleagues across all divisions came together to meet the challenge of serving our patients in a healthcare environment that seemed to be changing daily. There were many unknowns, but we learned, collaborated, adapted and innovated daily. We rose to the occasion caring for more than 6,000 recovering COVID-19 patients who came through our hospital doors. Add to that, the thousands of non-COVID-19 patients treated daily across our post-acute care network this year amid the pandemic. Through it all, we strengthened our relationships with joint venture partners, host hospitals and referral sources nationwide. New relationships were also established with acute care hospitals as we answered their calls for help decompressing ICUs in hard hit areas. These achievements were underscored by strong financial performance. Despite the pandemic and its disruption, revenue grew 1.4% year-over-year to more than $5.5 billion, and Adjusted EBITDA grew 12.6% year-over-year to $800.6 million. Our specialty hospitals responded to the extraordinary challenges of the pandemic in each local market by reinforcing short stay hospitals that needed to discharge historically high numbers of patients still requiring acute care services. Our hospitals persevered often by setting up special COVID-19 care units. The critical illness recovery hospitals division had a strong financial performance with an Adjusted EBITDA increase of 34.4%, or $342.4 million for the year. Our inpatient rehabilitation hospitals had their strongest financial performance in the history of the Company with an Adjusted EBITDA increase of 12.8%, or $153.2 million for the year. The Company’s outpatient line of business was negatively impacted by the pandemic’s lockdowns across much of the country. The division posted Adjusted EBITDA of $79.2 million, a 47.9% decrease year-over-year. However, the outpatient division was resilient and by the fourth quarter, the division’s revenue was restored to 94.7% of the level achieved in the same period in 2019. Concentra was also negatively impacted by the pandemic’s lockdowns. Concentra recorded Adjusted EBITDA of $252.9 million, an 8.5% decrease year-over-year. Concentra focused on restoring its business and, by the fourth quarter, its revenue exceeded the level achieved in the same period in 2019. During 2020, Select Medical acquired an additional 30% interest in Concentra and now owns about 78% of Concentra. Following are additional 2020 highlights that define operational and clinical excellence across the organization. Leadership – The Company conducted 116 virtual COVID-19 huddles from March through December bringing together senior operational and clinical leaders across the organization to identify and address obstacles, share clinical developments and shape new protocols and procedures. In December, the American College of Chest Physicians published “Long-Term Acute Care Hospitals Extend ICU Capacity for COVID-19 Response and Recovery,” an article chronicling Select Medical’s response to the national health crisis, clearly defining the critical role of long-term acute care hospitals in the COVID-19 care continuum. Kessler Institute for Rehabilitation was again named one of the best rehabilitation hospitals in the country by U.S. News & World Report, Cleveland Clinic Rehabilitation Hospitals Avon, Beachwood and Edwin Shaw as well as UF Health Rehabilitation Hospital were recognized as the “Best Rehabilitations Centers” in Ohio and Florida, respectively, by Newsweek Magazine. 4S E L E C T M E D I C A LI M P R O V I N G Q U A L I T Y O F L I F E

Growth – Despite the pandemic, the Company continued to execute its growth strategy. In September, Select Medical formed a new joint venture partnership with RUSH, a top academic health system, that will include critical illness recovery, inpatient rehabilitation and outpatient rehabilitation services. Two new rehabilitation hospitals were opened in Arizona in September and October as part of our Banner Health joint venture partnership. Additionally, 17 outpatient clinics were acquired, further expanding the Company's national network. Concentra completed several center acquisitions and refocused on its core businesses with the divestiture of its community-based outpatient clinics.

Innovation – We responded to COVID-19 by accelerating innovation in 2020. We increased the Company's telehealth capabilities and usage to ensure that patients maintained access to best-in-class outpatient and occupational medicine care in their time of need, particularly those impacted by compromised immune systems or restricted by stay-at-home orders. Concentra successfully developed COVID-19 testing in its centers and onsite for certain customers. The pandemic also spurred new outpatient clinical advancements such as the Recovery and Reconditioning Program. Developed in partnership with leading physicians, physiatrists and infectious disease specialists, the program helps those continuing to recover from COVID-19 as well as others compromised by debilitating respiratory-related illnesses and conditions.

Culture – For the many hardships of 2020, our culture – *The Select Medical Way* – has never been more formidable. Its guiding principles served as a beacon of inspiration and hope for our 50,000 person workforce amid many dark days. Additionally, *ONE Select*, our holistic approach regarding how we think, partner and engage with each other across divisions and departments truly galvanized and unified our leaders around one mission, one team and one voice. Above all, however, we learned that when we face and embrace adversity, we will prevail, better and stronger for it.

As we enter 2021, we are hopeful for the country, grateful for one another and even more committed to providing exceptional care to the patients and families we serve.

We thank you for your support.

Sincerely,

David S. Chernow
President & Chief Executive Officer

Rocco Ortenzio
Vice Chairman & Co-Founder

Robert Ortenzio
Executive Chairman & Co-Founder



2020 ANNUAL REPORT | 5

FINANCIAL HIGHLIGHTS
SELECT MEDICAL HOLDINGS CORPORATION

(In thousands, except per share data)	2020	2019	2018	2017	2016
FOR THE YEARS ENDED					
Revenue	**$ 5,531,713**	$ 5,453,922	$ 5,081,258	$ 4,365,245	$ 4,217,460
Income from operations	**567,657**	471,881	417,279	355,878	299,847
Net income attributable to Select Medical Holdings Corporation	**258,995**	148,449	137,840	177,184	115,411
Earnings per common share, fully diluted	**1.93**	1.10	1.02	1.33	0.87
Cash flow from operations	**1,028,073**	445,182	494,194	238,131	346,603
SEGMENT INFORMATION					
Revenue(1)					
Critical illness recovery hospital	**$ 2,077,499**	$ 1,836,518	$ 1,753,584	$ 1,725,022	$ 1,756,961
Rehabilitation hospital	**734,673**	670,971	583,745	509,108	498,100
Outpatient rehabilitation	**919,913**	1,046,011	995,794	960,902	979,363
Concentra	**1,501,434**	1,628,817	1,557,673	1,013,224	982,495
Other	**298,194**	271,605	190,462	156,989	541
Total Revenue	**$ 5,531,713**	$ 5,453,922	$ 5,081,258	$ 4,365,245	$ 4,217,460
Adjusted EBITDA(2)					
Critical illness recovery hospital	**$ 342,427**	$ 254,868	$ 243,015	$ 252,679	$ 224,609
Rehabilitation hospital	**153,203**	135,857	108,927	90,041	56,902
Outpatient rehabilitation	**79,164**	151,831	142,005	132,533	129,830
Concentra(4)	**252,892**	276,482	251,977	157,561	143,009
Other(4)	**(27,120)**	(108,130)	(100,769)	(94,822)	(88,543)
Total Adjusted EBITDA	**$ 800,566**	$ 710,908	$ 645,155	$ 537,992	$ 465,807
BALANCE SHEET SNAPSHOT AT YEAR-END					
Cash and cash equivalents	**$ 577,061**	$ 335,882	$ 175,178	$ 122,549	$ 99,029
Working capital (3)	**155,634**	298,712	287,338	315,423	191,268
Total assets (3)	**7,655,399**	7,340,288	5,964,265	5,127,166	4,920,626
Total debt	**3,402,019**	3,445,110	3,293,381	2,699,902	2,698,989
Stockholders' equity	**1,060,480**	770,972	803,042	823,368	815,725

(1) For the years ended December 31, 2017, 2018, 2019, and 2020 the revenue and expenses associated with employee leasing services provided to non-consolidating subsidiaries are included as part of Select Medical's other activities. Previously, these services were reflected in the financial results of Select Medical's segments. Revenue was not retrospectively conformed for the years ended December 31, 2016.

(2) Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with Physiotherapy and U.S. HealthWorks, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries. Refer to Item 6 and Item 7 for further consideration of Adjusted EBITDA as a Non-GAAP measure.

(3) As of December 31, 2019 and 2020, the balance sheet data reflects the adoption of ASC Topic 842, *Leases*, which required the recognition of operating lease right-of-use assets and operating lease liabilities on the balance sheet. Prior periods were not adjusted.

(4) For the year ended December 31, 2020, the Company recognized payments received under the Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, for loss of revenue and health care related expenses attributable to COVID-19 as other operating income. Other operating income of $1.1 million and $88.9 million is included within the operating results of Select Medical's Concentra segment and its other activities, respectively.

6 SELECT MEDICAL IMPROVING QUALITY OF LIFE

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Our Mission SELECT MEDICAL WILL P R O VIDE AN EX CEPTION AL P A TIENT CARE EXPERIENCE THA T PR OMO TES HEALING AND REC O VER Y IN A C O MP ASSIONA TE ENVIR ONMEN T . LEARN MORE A T